NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES
AGREEMENT TO SELL THE SANTAL FOR $152 MILLION
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AUSTIN, TX, September 21, 2021 - Stratus Properties Inc. (NASDAQ: STRS) (“Stratus” or the “Company”) today announced an agreement to sell The Santal for $152 million, or approximately $339 thousand per unit, in cash. The Santal is Stratus’ wholly owned 448-unit garden-style, multi-family luxury apartment complex located in Section N of Austin’s upscale Barton Creek community.

The sales price represents a premium of approximately 96% to Stratus’ estimated net asset value of The Santal (after tax and net of loan prepayment fee and other costs) as of December 31, 2020 as reflected in Stratus’ Investor Presentation dated March 15, 2021, available on Stratus’ website. The agreement to sell The Santal contains a 30-day diligence period during which the buyer may terminate the transaction for any reason. The transaction is expected to close in the fourth quarter of 2021, subject to the satisfaction of customary closing conditions.

             William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated, “This is another clear example of our strategy to optimize value for our shareholders by developing high-quality properties and holding or monetizing them depending on market conditions. We had opportunities to sell The Santal in 2019 but elected to hold and refinance it at the time. The refinancing enabled us to reduce both our investment in The Santal and our recourse debt exposure while increasing the rate of return on invested equity. Since then, we have engaged in a process that generated multiple high-quality, competitive offers. We are confident that this sale represents a tremendous opportunity for our shareholders.”

The Santal

Mr. Armstrong continued, “The Stratus team designed and developed this project to meet the continuing strong demand for high-quality residential property located close to downtown Austin. We believe our success with The Santal further supports our plan for the adjacent environmentally sustainable Holden Hills residential development and Section N mixed-use development projects planned for Barton Creek.”

Mr. Armstrong concluded, “We estimate that the sale of The Santal will produce pre-tax cash proceeds of approximately $72 million after payment of project debt. In connection with the anticipated closing of the sale, our Board is evaluating options including returning cash to shareholders, paying down additional debt and reinvesting in our pipeline of opportunities. Our robust pipeline of projects includes other multi-family projects such as the recently announced luxury high-rise tower The Annie B as part of Block 150 in downtown Austin, and The Saint June in the Amarra section of Barton Creek, which is currently under construction. We also have plans for multi-family components at several of our mixed-use projects, including at Lantana Place which is expected to begin construction next year.”

Construction on the first phase of The Santal commenced in January 2015 and was completed in August 2016. Stratus completed construction of the second phase of The Santal during first-quarter 2019. The Santal is fully leased and stabilized.

Following the company’s refinancing of the original construction loans for The Santal in the third-quarter 2019, in second-quarter 2021, Stratus entered into an amendment to the Santal loan that reduced the Company’s annual interest costs.

In connection with entering into the agreement to sell The Santal, Stratus amended the loan agreement with the project lender to enable prepayment of the loan, subject to a prepayment fee.

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, and sale of commercial, and multi-family and single-family residential real estate properties, real estate leasing, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

Forward-Looking Statements

This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, including Stratus’ estimated pre-tax net cash proceeds from the sale of The Santal and statements regarding whether and when the sale of The Santal will be completed. The words “anticipates,” “may,” “can,” “could,” “plans,” “believes,” “potential,” “possible,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements. Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to continue to effectively develop and execute its strategies, including its ability to develop, finance, construct and sell properties on its anticipated schedule and at prices its Board considers acceptable, changes in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, the results of Stratus’ Board’s evaluation of a potential conversion of Stratus to a REIT, the uncertain and ongoing impact of the COVID-19 pandemic, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.
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A copy of this release is available on Stratus’ website, stratusproperties.com.
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